Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 8, 2019

MMA Capital Holdings Announces Third Quarter Results

BALTIMORE, November 8, 2019 / PRNewswire -- MMA Capital Holdings, Inc. (Nasdaq: MMAC) (“MMA Capital” or “the Company”) today reported financial results for the quarter ended September 30, 2019, including common shareholders’ equity of $219.6 million, or $37.29 per share of diluted common shareholders’ equity (“Book Value”).  The Company filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (the “Third Quarter Report”), with the Securities and Exchange Commission (“SEC”) today and will host an investor call at 8:30 a.m. ET on Tuesday, November 12, 2019.

Common shareholders’ equity increased $5.0 million in the third quarter of 2019 to $219.6 million at September 30, 2019. This change was primarily driven by $4.9 million of comprehensive income.  Book Value per share increased $0.83 in the third quarter of 2019 to $37.29 at September 30, 2019.

The Company recognized comprehensive income of $4.9 million in the third quarter of 2019, which consisted of $5.6 million of net income and $0.7 million of other comprehensive loss. In comparison, we recognized $5.2 million of comprehensive income in the third quarter of 2018, which consisted of $8.6 million of net income and $3.4 million of other comprehensive loss. Net income that we recognized in the third quarter of 2019 was primarily driven by equity in income from unconsolidated funds and ventures, particularly our solar energy ventures, and by net gains on bonds and net interest income.  Refer to Item 1 of Part I of the Company’s Third Quarter Report, “Consolidated Results of Operations,” for more information about changes in common shareholders’ equity attributable to net income.

Michael Falcone, MMA Capital’s Chief Executive Officer stated, “In the third quarter we executed on a number of Energy Capital portfolio initiatives, primarily by allocating additional capital to the portfolio and accessing the debt markets for a revolving credit facility that we expect will improve our return on investment in the portfolio by reducing the amount of idle cash, leveraging our portfolio returns and increasing our overall capital invested in the portfolio. The impact of the growth in our Energy Capital portfolio is reflected in the three-fold year over year increase in contributions to income from our solar business.    Having only recently closed the revolving credit line, we have not yet fully reaped the benefits of that facility, which we expect will contribute to our continued growth in investments and income from our solar business. We also expect to continue to rotate capital out of legacy assets and into the Energy Capital portfolio in the coming quarters.”

Conference Call Information

The conference call with investors will be webcast.  All interested parties are welcome to join the live webcast, which can be accessed through the Company’s web site at www.mmacapitalholdings.com (refer to the Shareholder Relations tab of our website for more information).  Participants may also join the conference call by dialing toll free 1-888-346-6987 or 1-412-902-4268 for international participants and 1-855-669-9657 for Canadian participants.

For purposes of the conference call, the Company will reference select tables from Item 2 (Management’s Discussion & Analysis) of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

An archived replay of the event will be available one hour after the event through November 19, 2019, toll free at 1-877-344-7529, or 1-412-317-0088 for international participants and 1-855-669-9658 for Canadian participants (Passcode: 10136727).

About MMAC

MMA Capital invests in debt associated with renewable energy infrastructure and real estate. MMA Capital is externally managed and advised by Hunt Investment Management, LLC, an affiliate of Hunt Companies, Inc. For additional information about MMA Capital Holdings, Inc. (Nasdaq: MMAC), please visit MMA Capital’s website at www.mmacapitalholdings.com.  For additional information about Hunt Investment Management, LLC, please see its Form ADV and brochure (Part 2A of Form ADV) available at https://www.adviserinfo.sec.gov.

Source: MMA Capital Holdings, Inc.

Contact: Brooks Martin, Investor Relations, (855) 650-6932

www.mmacapitalholdings.com